Exhibit 12.1

                          TRENWICK AMERICA CORPORATION
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                 (Amounts in thousands of United States dollars)

                             Year Ended December 31,

                                                      2000           1999           1998           1997          1996
                                                 ---------------------------------------------------------------------------
Earnings
Net income (loss)                                 $(36,972)       $ (9,895)       $ 25,608       $ 31,976       $ 33,127
Extraordinary loss on debt redemption,
   net of  $445 and $558 income tax benefit            825              --              --          1,037             --
Income taxes (benefit)                             (22,084)        (12,355)          4,762          9,541          9,701
                                                  --------        --------        --------       --------       --------
Income (loss) before income taxes and
   extraordinary item                              (58,231)        (22,250)         30,370         42,554         42,828
Fixed charges (as below)                            27,053          18,550          13,656         10,140          6,503
                                                  --------        --------        --------       --------       --------
Earnings (loss) (for ratio calculation)           $(31,178)       $ (3,700)       $ 44,026       $ 52,694       $ 49,331
                                                  ========        ========        ========       ========       ========

Fixed charges:
Interest expense                                  $ 17,351        $  8,848        $  3,954       $  1,220       $  6,503
Dividends on capital securities of
   subsidiary trust                                  9,702           9,702           9,702          8,920             --
                                                  --------        --------        --------       --------       --------
Total fixed charges                               $ 27,053        $ 18,550        $ 13,656       $ 10,140       $  6,503
                                                  ========        ========        ========       ========       ========

Ratio of earnings of fixed charges                 (115.25)           (.20)            3.2            5.2            7.6
                                                  ========        ========        ========       ========       ========

For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" represent income before income taxes and extraordinary item and fixed charges. "Fixed charges" include gross interest expense (other than on deposits), minority interest and the proportion deemed representative of the interest factor of rent expense.